 EXHIBIT 99.1

NEWS RELEASE

The Court of Queen’s Bench of Alberta has dismissed the claims of Hardie & Kelly against Deep Well Oil & Gas, Inc.

August 23, 2013 – 08:00 EDT

EDMONTON, ALBERTA - (Marketwire) Deep Well Oil & Gas, Inc. (“Deep Well” or “Company”) (OTCQB Marketplace: DWOG) is pleased to announce that the entirety of the claim of the Plaintiff Hardie & Kelly against Deep Well Oil & Gas, Inc. has been dismissed by a Judge of the Court of Queen’s Bench of Alberta Judicial District of Calgary.  Deep Well was not required to pay any amounts toward the resolution of this lawsuit but filed a request for dismissal with the Court which the Plaintiff fully consented to upon its merits.

Deep Well and its Canadian subsidiaries, Northern Alberta Oil Ltd. and Deep Well Oil & Gas (Alberta) Ltd., has, before the Farmout to MP West Canada SAS, a wholly-owned subsidiary of Saint-Aubin Energy (owned 1/3 by Maurel et Prom and 2/3 by MPI, two listed companies based in Paris, France – “Maurel et Prom”) a 90 per cent working interest in 51 contiguous square miles of oil sands leases, an 80 per cent working interest in 5 contiguous square miles of oil sands leases and a 25 per cent (post Farmout) working interest in 12 contiguous square miles in the Sawn Lake heavy oil area in North Central Alberta. The leases cover 17,408 gross hectares (43,015 gross acres).

The Company’s filings may be accessed at the SEC’s Edgar system at www.sec.gov. Statements made herein are as of the date of this news release. A full description of the litigation can be found in our 8-K filed on the Edgar system today.

Contact Information:
Deep Well Oil & Gas, Inc.
(780) 409-8144
info@deepwelloil.com
www.deepwelloil.com